Exhibit 10.1
[Letterhead of Progress Software Corporation]
October 15, 2010
Charles Wagner
7 Richard Road
Medfield, MA 02502
Dear Charlie:
I am pleased to extend a written offer of employment to you to join Progress Software Corporation as Executive Vice President, Finance & Administration and Chief Financial Officer, reporting to Richard Reidy, President and Chief Executive Officer, with an expected commencement date of November 15, 2010.
1.	Cash Compensation. Your total target compensation will be $650,000.00 annually. This will be made up of (1) a base salary at an annualized rate of $400,000.00, paid bi-weekly, before taxes and other deductions, and (2) participation in our Executive and Key Contributor Bonus program at an aggregate target annual rate of $250,000.00, pro-rated from your start date to the end of the Progress Software fiscal year (November 30th).

In addition, you will be eligible for a review of your total target compensation for FY11 as part of the annual review process applicable to Progress Software executives.

2.	Equity Compensation. Prior to your commencement date, we will recommend to, and seek the approval of, the Compensation Committee of the Board of Directors of Progress Software that you be awarded a new hire equity grant of 200,000 option equivalent shares consisting of 120,000 stock options and 32,000 restricted stock units (with each RSU valued as 2.5 options). Restricted stock units are a form of equity compensation in which Progress Software agrees to issue unrestricted shares of common stock in the future upon vesting of the units.

Your entire new hire equity grant will be approved at a meeting of the Compensation Committee to occur on or before your commencement date, with the issuance and pricing to be effective on your commencement date. The exercise price of the option grants will be the fair market value of Progress Software common stock on the date of grant. Options vest monthly over five years beginning six months after date of hire. Restricted stock units vest semi-annually over three years and convert to shares of Progress Software common stock upon vesting. In your case, the first vesting of restricted stock units will occur on April 1, 2011.

In addition, you will be eligible to participate in Progress Software’s annual equity compensation program for FY11 on a basis consistent with other Progress Software executives.

Charles Wagner
October 15, 2010

3.	Benefits. As an employee of Progress Software, you will be eligible to participate in our employee benefit plans, which includes Medical Insurance, Dental Insurance, Vision Insurance, Life Insurance, Long and Short Term Disability, a 401(k) plan, Employee Stock Purchase Plan, paid vacations and holidays.

Enclosed you will find a CD, which will provide you with an overview of the employee benefits provided by Progress Software. You will learn more about your employee benefits when you attend the Benefits Orientation. Upon arrival to Progress Software, you will be notified of the date and time of your orientation.

4.	Severance. In the event that your employment is terminated by Progress Software other than for “cause” (as defined below), you shall be eligible to severance pursuant to the severance plan then applicable to members of Progress Software’s Executive Committee as a result of an involuntary termination of employment; provided, that, you shall be entitled to severance pay and benefits at least equal to the severance pay and benefits provided under the severance plan applicable to members of Progress Software’s Executive Committee as of the date of this letter. As of the date of this letter, such severance plan provides for (a) the payment of severance of twelve (12) months of your total target cash compensation as of the date of termination, (b) the continuation, for a period of twelve (12) months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to your termination, and (c) twelve (12) months of acceleration of unvested stock options and restricted stock units. The cash severance shall be paid in accordance with our normal payroll practices and procedures and subject to all applicable deductions and withholdings. This severance will be paid as salary continuation for such twelve month period. Your receipt of this severance and benefits is subject to the execution by you of our standard form of separation and release agreement, which will include a non-competition clause; provided, however, that such non-competition clause will be for a term equal to the severance period.

For purposes of the preceding paragraph, “cause” means conduct involving any of the following: (i) substantial and continuing violations by you of your obligations as an employee of Progress Software after there has been delivered to you a written demand for performance from Progress Software which describes the basis for Progress Software’s belief that you have not substantially performed your duties, (ii) your material violation of Progress Software’s employment policies, (iii) your material breach of any agreement between you and Progress Software, or (iv) your disloyalty, gross negligence, willful misconduct, dishonesty, fraud or breach of fiduciary duty to Progress Software.

5.	Change in Control. Prior to your commencement date, we will seek the approval of the Board of Directors of Progress Software to your receiving an Employee Retention and Motivation Agreement (ERMA), which provides compensation in the event of a change in control of Progress Software, on terms consistent with other Progress Software executives. Attached is a description of the current terms of the ERMA. The compensation payable to you under the ERMA in the event of a termination of employment following a change in control will be in lieu of the severance described in Paragraph 4 above.

Charles Wagner
October 15, 2010

Please review the “Employee Proprietary Information and Confidentiality Agreement”, and the “Code of Conduct Agreement” (located on the enclosed CD). You are required to sign and return both documents prior to your start date.
While we look forward to a long and mutually beneficial relationship, you should understand that, except as otherwise provided in this letter, you are not being offered employment for a definite period of time, as the employment relationship with Progress Software is considered “at will”, meaning that you or Progress Software may terminate the employment relationship at any time, with or without notice.
By accepting this offer of employment, you certify that any and all information that you have provided in connection with any employment application to Progress, including information on your resume and information provided during the interview process, is true and accurate in all material respects. You acknowledge that we have relied upon this information and agree that any omission or false statement by you as part of your application or during the interview process may result in the immediate termination of your employment without the requirement that we pay you any of the severance or benefits described in Paragraph 6 above.
This offer of employment is contingent upon a successful completion of references and a background check. Upon your acceptance of this offer, HireRight, our background verification vendor, will email you with instructions on how to initiate this process.
To confirm your acceptance of this offer, please fax the signed offer acceptance to our secure e-fax number, Offer Acceptance (781) 998-2699, no later than three business days from receipt of this offer.
I am looking forward to having you join us and am confident that you will find this position to be a challenging and rewarding one for you.
Sincerely,
/s/ Richard D. Reidy
Richard D. Reidy
President and Chief Executive Officer
Acceptance:

Employee Signature:	/s/ Charles F. Wagner, Jr.

Date: October 15, 2010
Start Date: November 15, 2010
Enclosures/Attachments:
1.	CD/Employee Benefits

2.	Description of ERMA

3.	Employee Proprietary Information and Confidentiality Agreement and Code of Conduct Agreement (see CD)